Exhibit 3.1.2

Filed in the Office of	Business Number
E32494422023-9
Filing Number
20233249676
Secretary of State	Filed On
State Of Nevada	6/6/2023 2:34:00 PM
Number of Pages
4

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☒ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity:

Beneficient
Entity or Nevada Business Identification Number (NVID): E32494422023-9
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only Date: Time: (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

☐   Certificate of Amendment to Designation- After Issuance of Class or Series

    The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*

BE IT RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, $0.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions are as provided as in the document attached hereto.

7. Withdrawal:	Designation being Date of
Withdrawn: Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X /s/ David Rost Date: 6/6/23 Signature of Officer

* Attach additional page(s) if necessary	Page 1 of 1
This form must be accompanied by appropriate fees.	Revised: 1/1/2019

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BENEFICIENT

(Pursuant to NRS 78.1955)

Beneficient, a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”) and in accordance with Section 78.1955 of the Nevada Revised Statutes, the Board of Directors adopted the following resolution establishing a series of fifty million (50,000,000) shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock.

BE IT RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, $0.00 1 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Number. A series of Preferred Stock, designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”), is hereby established. The number of authorized shares of Series A Preferred Stock shall initially be fifty million (50,000,000) shares.

2. No Sinking Fund. There shall be no sinking fund for the payment of dividends or liquidation preferences on Series A Preferred Stock or the redemption of any shares thereof.

3. Rank. Series A Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to (i) all classes or series of the Corporation’s common stock, and (ii) any future equity securities issued by the Corporation, the terms of which do not specifically provide that such equity securities rank senior to Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Corporation (the Corporation’s common stock and all other classes or series of capital stock listed in this clause (a) being referred to herein collectively as “Junior Stock”); and (b) junior to all existing and future indebtedness of the Corporation.

4. Liquidation Preference. In the event of any liquidation or dissolution of the Corporation, no distributions of available funds and assets will be made to the holders of Junior Stock until the holders of Series A Preferred Stock receive an amount equal to $0,001 per share of Series A Preferred Stock (the “Liquidation Preference”).

4.1 Adjustment. For purposes of this Section 4, in the event that the shares of Series A Preferred Stock have not been converted into shares of the Corporation’s Class A Common Stock, par value $0,001 per share (“Class A Common Stock”), and in the event that the Corporation either: (1) subdivides (by stock split, reclassification or otherwise) the outstanding shares of Series A Preferred Stock into a greater number of shares of Series A Preferred Stock; or (2) combines or consolidates (by reverse stock split) the outstanding shares of Series A Preferred Stock into a smaller number of shares of Series A Preferred Stock, then the Liquidation Preference shall be proportionately decreased or increased, as appropriate, simultaneously with the occurrence of such event.

4.2 Consolidation or Merger of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale, lease, exchange offer, tender offer or any other transfer, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

4.3 No Further Rights. After payment of the full amount of the Liquidation Preference, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation by virtue of their ownership of Series A Preferred Stock.

5. No Voting Rights. Except as required by law, the holders of Series A Preferred Stock shall not be entitled to vote at any meeting of the stockholders for election of members of the Board of Directors of the Corporation or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders.

6. Redemption. The outstanding shares of Series A Convertible Preferred Stock may be redeemed at any time by the Corporation after the Conversion Date (as defined in Section 7 below). The Series A Preferred Stock shall be redeemed at the Liquidation Preference by providing to the holders of Series A Preferred Stock prior written notice of no less than seven (7) calendar days. For the avoidance of doubt, the Series A Preferred Stock shall only be subject to redemption following the Conversion Date.

7. Optional Conversion. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, into one-fourth (1/4) of a share of Class A Common Stock (the “Conversion Rate”) on, and only on, the later of (i) 90 days after the Closing Date (as defined in that certain Business Combination Agreement dated September 21, 2022 by and among Avalon Acquisition Inc., Beneficient Merger Sub I, Inc., Beneficient Merger Sub II, LLC, and The Beneficient Company Group, L.P.) and (ii) 30 days after a registration statement under the Securities Act of 1933, as amended, has been declared effective with respect to the issuance of the Class A Common Stock upon the exercise of the warrants, with each warrant entitling the holder thereof to purchase at a purchase price of $1 1.50 per share, one share of Class A Common Stock and one share of Series A Preferred Stock (the “Conversion Date”); provided that prior to the Conversion Date, if at the time a share of Series A Preferred Stock is issued, the Series A Preferred Stock is not listed on The Nasdaq Stock Market, LLC, then such shares of Series A Preferred Stock shall automatically and immediately upon issuance convert into shares of Class A Common Stock at the Conversion Rate. Each holder of Series A Preferred Stock shall be deemed to have elected to convert such shares of Series A Preferred Stock into shares of Class A Common Stock pursuant to its optional conversion right under this Section 7 unless such holder has delivered written notice addressed to investor relations of the Corporation in accordance with Section 8 hereof two business days prior to the Conversion Date that such holder has chosen not to elect to participate in the optional conversion. After the Conversion Date, the Series A Preferred Stock shall have no conversion rights. The Corporation shall not issue any fractional shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock. If the conversion would result in the issuance of a fraction of a share of Class A Common Stock, the Company shall round such fraction of a share of Class A Common Stock up to the nearest whole share.

7.1 Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series A Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise (other than by a Class A Common Stock Event (as defined below) or a stock dividend or distribution provided for elsewhere in this Section 7), then, in any such event, the Series A Preferred Stock shall thereafter convert into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Class A Common Stock into which such shares of Series A Preferred Stock would have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

7.2 Adjustment Upon Class A Common Stock Event. In the event that a Class A Common Stock Event occurs at any time or from time to time after the Original Issue Date, the conversion ratio in effect immediately prior to such event shall, simultaneously with the occurrence of such Class A Common Stock Event, be proportionately decreased or increased, as appropriate. The conversion ratio shall be readjusted in the same manner upon the happening of each subsequent Class A Common Stock Event.

7.3 Class A Common Stock Event. As used herein, the term “Class A Common Stock Event” means: (1) the declaration or payment of any dividend or other distribution on the Class A Common Stock, without consideration, payable to one or more stockholders in additional shares of Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock; (2) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock; or (3) a combination or consolidation (by reverse stock split) of the outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock.

8. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (a) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (b) if to any holder of Series A Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (c) to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.